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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS



     The Board of Directors
     Area Bancshares Corporation:

     We consent to incorporation by reference in the Registration Statement No. 333-38037 on Form S-8 pertaining to the Area Bancshares Corporation Profit Sharing/401(k) Plan of our report dated June 21, 2000, relating to the statements of net assets available for benefits of Area Bancshares Corporation Profit Sharing/401(k) Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 1999 annual report on Form 11-K of the Area Bancshares Corporation Profit Sharing/401(k) Plan.



                                          /s/ KPMG LLP



     Louisville, Kentucky
     July 12, 2000